ARTICLES OF AMENDMENT

OF

MESTA SHIPPING S.A.

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY
NON RESIDENT
The original of this Document was filed in accordance with section 5 of the Business Corporations Act on

August 21, 2007

/s/ [Denise M. Francis]
Deputy Registrar

Exhibit 3.98

ARTICLES OF AMENDMENT OF

ARTICLES OF INCORPORATION OF

MESTA SHIPPING S.A.

I, Sophocles N. Zoullas, President of Mesta Shipping S.A., a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending the Articles of Incorporation of the said Corporation hereby certify that:

I.	The name of the Corporation is Mesta Shipping S.A.
II.	The Articles of Incorporation were filed with the Deputy Registrar of Corporations as of the 22nd day of February 2007.
III.	Section D of the Articles of Incorporation is hereby amended to read as follows:

“The aggregate number of shares of stock that the Corporation is authorised to issue is five hundred (500) registered shares without par value.”

IV.

Subsequent to the effectiveness of this amendment, each share of the Corporation’s bearer stock outstanding will be exchanged for a share of the Corporation’s registered stock, and all such bearer shares will be cancelled.

V.	The amendment to the Articles of Incorporation was authorized by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on this 20th day of August, 2007.

/s/ Sophocles N. Zoullas
Sophocles N. Zoullas, President